PERSONAL AND CONFIDENTIAL

June 25, 2007

[NAME]

Dear NAME:

This letter agreement (the “Agreement”) outlines the incentives offered by Encysive Pharmaceuticals Inc. (the “Company”) to induce you (the “Employee”) to remain with the Company during the Retention Period (as defined below), and to devote your full business time and efforts to the Company. The terms of this offer are as follows:

A. Retention Bonus Provisions. If the Employee meets the eligibility criteria set forth below, subject to the provisions of this Agreement, the Company will pay the Employee a Retention Bonus (as defined below) in the amount and at the time set forth below.

1. Amount of Retention Bonus: The initial retention bonus (the “Initial Retention Bonus”) will equal SIX (6) MONTHS (or 50%) of the Employee’s current annual base salary. For each Extended Retention Period (as defined below), the extra retention bonus (the “Extra Retention Bonus,” and collectively with the Initial Retention Bonus, the “Retention Bonus”) will equal TWO (2) MONTHS (or 16.67%) of the Employee’s current annual base salary. The base salary used to calculate the Retention Bonus shall include only the Employee’s monthly base salary and shall not include any other compensation such as other bonuses, commissions, stock options, or employee benefit payments.

2. Retention Period: The initial retention period is the period beginning on June 25, 2007, and ending on December 31, 2007 (the “Initial Retention Period”). This Agreement shall automatically renew for an additional two-month period (each a “Renewal Retention Period,” and collectively with the Initial Retention Period, the “Retention Period”) at the end of the Initial Retention Period or any Renewal Retention Period unless the Company provides the Employee with written notice of termination at least THIRTY (30) days prior to the end of the Initial Retention Period or any Renewal Retention Period. This Agreement shall not modify the Employee’s employment status with the Company, including any written employment or termination agreement between the Company and the Employee (an “Employment Agreement”). Subject to the terms of any Employment Agreement, the Employee remains an employee-at-will during the entire time of employment with the Company, and remains subject to termination under the provisions of Part B of this Agreement.

3. Payment Eligibility Criteria. Each of the following criteria must be met by the Employee in order for the Employee to be eligible for payment of the Retention Bonus:

•	The Employee must sign this Agreement and return it to Pamela Mabry, Executive Director, Global Human Resources, at Encysive Pharmaceuticals Inc., 4848 Loop Central Drive, Suite 700, Houston, Texas 77081 by way of (i) hand delivery or (ii) registered or certified mail, return receipt requested, on or before July 2, 2007;

•	The Employee must continue to perform the responsibilities of the Employee’s position, and such other related duties as assigned to the Employee, on a full-time basis as determined in accordance with Company policy and procedures to the satisfaction of the Company at all times during the Retention Period;

•	During the Retention Period, the Employee must continue to comply with Company policy and procedures;

•	The Employee must not disclose or use, for the benefit of any person or entity other than persons authorized by the Company and for the purpose of carrying out the business of the Company or its affiliates, any confidential or proprietary information of the Company or any trade secrets of the Company; and

•	The Employee must comply with the terms and conditions of this Agreement.

Should there be any dispute regarding the meaning of this Agreement or any term of this Agreement, the Company shall interpret the Agreement in accordance with the terms of the Agreement and their intended meanings. The Company will have the discretion to make any findings of fact needed to resolve disputes in the interpretation of the Agreement, and will have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms. All actions taken and all determinations made in good faith by the Company shall be final and binding upon all persons claiming any interest in or under the Agreement. If any of the criteria outlined in this section or otherwise required under this Agreement are not met or otherwise complied with, no Retention Bonus shall be paid.

4. Timing of Retention Bonus Payments: The Initial Retention Bonus will be paid in cash in two equal payments (each such payment equal to THREE MONTHS (or 25%) of the Employee’s current annual base salary) on each of September 30, 2007 and December 31, 2007. Any Extra Retention Bonus will be paid in cash in one lump sum payment (equal to TWO MONTHS (or 16.67%) of the Employee’s current annual base salary) on the last business day of the Renewal Retention Period for which such Extra Retention Bonus is owed. Any Retention Bonus paid to the Employee pursuant to this Agreement shall be in addition to other compensation and benefits to which the Employee may otherwise be entitled, including any severance payments and any Employment Agreement.

B. Employment Status. Notwithstanding this Agreement, at all times during the Retention Period the Employee’s employment shall continue to be “at-will,” meaning that the Employee or the Company may terminate the employment relationship at any time with or without notice and for any reason, subject to the rights and obligations of this Agreement with respect to payment of the Retention Bonus and any Employment Agreement. In the event the Employee continues in an employment relationship with the Company following the Retention Period, such employment relationship will also continue to be an “at-will” employment relationship, subject to any Employment Agreement.

1. Voluntary Termination by Employee Prior to End of the Initial Retention Period or any Renewal Retention Period. In the event the Employee voluntarily terminates the Employee’s employment with the Company for any reason at any time prior to the end of the Initial Retention Period or any Renewal Retention Period, the Employee shall not be entitled to payment of any portion of the Initial Retention Bonus or any Extra Retention Bonus, as applicable.

2. Termination by Company Prior to End of the Initial Retention Period or any Renewal Retention Period. In the event the Employee’s employment with the Company is terminated by the Company prior to the end of the Initial Retention Period or any Renewal Retention Period, other than dismissal for Cause (as defined below), the Employee shall receive his or her current annual base salary through the date of termination, accrued and unpaid vacation, any severance payments to which Employee is eligible, as determined by the Company, and any unpaid Initial Retention Bonus or any Extra Retention Bonus, as applicable, to be paid on the last day worked by Employee, which shall be paid in a cash lump sum. The payment of the Initial Retention Bonus or any Extra Retention Bonus, as applicable, in connection with the employee’s involuntary termination by the Company under this Section B.2. or under Section C. below is subject to the Employee tendering (without revocation if permitted to do so under applicable law), at the Company’s request, an effective Separation Agreement (as defined below) within the 45-day period commencing on the date of such termination. Payment of the Initial Retention Bonus or any Extra Retention Bonus, as applicable, will be made within 10 business days after the effective date of the Employee’s Separation Agreement. For the purposes of this Agreement, “dismissal for Cause” includes, but is not limited to, violation of Company policy or procedures; misconduct; failure to perform responsibilities in a satisfactory manner; the unauthorized use or disclosure of confidential information or trade secrets of the Company or any affiliate, including disclosure of the existence or terms and conditions of this Agreement; accepting employment with a competitor; or working under the influence of drugs or alcohol. For the purposes of this Agreement, “Separation Agreement” means an employment termination agreement in such form provided by the Company, which shall include a general release of all claims with respect to the Company and all related parties (including but not limited to officers, directors, agents, affiliates, successors and assigns). In the event the Employee’s employment with the Company is terminated by the Company for Cause, the Employee shall receive his or her current annual base salary through the date of termination and accrued and unpaid vacation, but shall not receive any severance payments or any portion of the Initial Retention Bonus or any Extra Retention Bonus, as applicable.

C. Change in Control of the Company. If, during the Retention Period, the Company is acquired and the Employee’s employment with the Company is terminated other than for Cause, Employee will receive his or her current annual base salary through the date of termination, the Initial Retention Bonus or any Extra Retention Bonus, as applicable, accrued and unpaid vacation and any severance payments to which Employee is eligible, as determined by the Company, to be paid in a cash lump sum payment on the last day worked by the Employee. In addition, if the Employee and the Company have entered into an Employment Agreement, the Employee shall be entitled to all rights afforded to the Employee under such Employment Agreement.

D. Miscellaneous Provisions.

1. Modifications and Waivers. No provision of this Agreement shall be modified, waived, or discharged unless the modification, waiver, or discharge is agreed to in writing and signed by the Employee and an authorized representative of the Company. No delay in the exercise of any right shall operate as a waiver thereof, no partial exercise of any right shall preclude a further exercise thereof or the exercise of any other right or remedy. No waiver of any breach of any condition or provision of this Agreement shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

2. Whole Agreement. This Agreement contains the entire understanding of the Employee and the Company with respect to the subject matter hereof and supersedes all other agreements, whether written, oral or implied, regarding the subject matter of this Agreement; provided, however, that if the Employee and the Company have entered into an Employment Agreement, the terms of this Agreement are in addition to, and shall not supersede or otherwise modify, any and all the rights and obligations contained in such Employment Agreement.

3. Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes of other charges required to be withheld by law.

4. Choice of Law. This Agreement is being delivered and executed in the State of Texas, and the validity, interpretation, construction, performance, and enforceability of this Agreement shall be governed in all respects by the laws of the State of Texas, without regard to the principles of comity or conflicts of laws of such state.

5. Severability. If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance shall be prohibited by, or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition without invalidating the remainder of such provision or any other provision of this Agreement.

6. Confidentiality of this Agreement. Employee shall at all times keep confidential (except for disclosure to Employee’s spouse, accountants, and attorneys) the existence and terms and conditions of this Agreement. A breach of this provision is a breach of this Agreement and no Initial Retention Bonus or Extra Retention Bonus, as applicable, will be paid or payable.

If the terms and conditions of this Agreement are acceptable to you, please sign and date this letter in the spaces provided below and return the original to the Company by the due date described in Section A.3. Please keep a copy for your records.

ACCEPTED AND AGREED:                               ENCYSIVE PHARMACEUTICALS INC.

Signature:                                                                  By:

Name:                                                                        Title: Chief Financial Officer

                                         Name: Gordon Busenbark

Date:                                                                          Date: